Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of the 12th day of May, 2015, between John Labate (the “Executive”) and Gold Resource Corporation,  a Colorado Corporation (the “Company”).

WHEREAS, the Company desires to receive the services of Executive;  and

WHEREAS, the Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Company and Executive agree as follows:

1. Employment; Devotion to Duties.

General.  The Company will employ Executive as its Interim Chief Financial Officer reporting to the Company’s Chief Executive Officer (“CEO”) and the Company’s Board of Directors (the “Board”), and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement.  Executive will have those duties and responsibilities that are consistent with Executive’s position as Interim Chief Financial Officer of the Company, as determined by the CEO and the Board.   The Company reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement.

Devotion to Duties.  During the Term Executive (i) will devote all of his business time and efforts to the performance of his duties on the Company’s behalf, and (ii) will not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative.  This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activity, as long as they do not conflict with the Company and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the CEO or the Board.  Participation to a reasonable extent in civic, social or community activities is encouraged.  Notwithstanding anything herein to the contrary, any non-Company activities will be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time to time.

2. Term.    Executive will continue employment as Interim Chief Financial Officer of the Company under the terms of this Agreement starting on May 12, 2015 (the “Commencement Date”) and shall continue such employment on a month-to-month basis thereafter until employment is terminated pursuant to Section 7.

3. Location and Equipment. The location of Executive’s principal place of employment will be at the Company’s executive offices in Denver, Colorado; but the Executive 1 understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement. The Company shall provide to the Executive all necessary equipment and services suitable to his position and adequate for the performance of his duties.

4. Monthly Salary.  The Company will pay Executive a  salary in the amount of $25,000 per month (“Monthly Salary”).  The Monthly Salary will be paid in accordance with the Company’s payroll practices in effect from time to time.

5. Incentive Compensation.

Bonus.  Executive will be entitled to receive additional incentive compensation based on achieving certain goals and performance criteria established by the CEO, the Board or one of its committees as determined by the compensation committee of the Board in its sole and absolute discretion.    Unless deferred pursuant to a plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), this bonus, if any, will be paid to the Executive no later than two and one-half months following the end of the relevant fiscal year in which the services are performed.

Equity Incentive.   Executive will be entitled to receive equity grants under the Company’s Non-Qualified Stock Option and Stock Grant Plan as determined by the Board in its sole and absolute discretion and subject in all cases to Board approval.

6. Executive Benefits.

Fringe Benefits; Paid Time Off.  The Company will provide Executive with those fringe benefits and other executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health insurance); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program.    Executive is entitled to paid vacation or paid time off (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company’s  PTO policies as in effect from time to time.

Reimbursement of Expenses.  Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company’s expense reimbursement policies as in effect from time to time or as otherwise approved by the CEO or the Board.

7. Termination of Employment During the Term of the Agreement.   Upon, and as of, the date of the Executive’s termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer or employee of the Company.  The Executive’s employment  may be terminated during the Term of this Agreement pursuant to the following terms and conditions:

Voluntary Termination.

Effective Date of Termination.  Either party may terminate Executive’s employment at any time effective as of the 30th day after the terminating party gives written notice to the other party regarding the same.

Compensation and Benefits.    On the termination date, the Company will pay to Executive (A) any earned but unpaid Monthly Salary through the date of termination, and (B) any other payment or benefit to which he is entitled under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates (the amounts in (A) and (B) above are referred to elsewhere in this Agreement as “Accrued Amounts”).

Termination for Cause.

Definition.  For purposes of this Agreement,  Cause means (A) the Executive’s failure to satisfactorily perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of criminal conduct having the effect of materially adversely affecting the Company, after all rights of appeal have expired or such appeals have been exhausted; (C) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired; (D) the Executive materially breaches the terms of this Agreement; (E) the Executive engages in willful misconduct that is materially injurious to the Company, other than business decisions made in good faith; or (F) the Executive commits any act or omission not described above that constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of his duties to the Company.

Effective Date of Termination.  Executive’s employment will terminate immediately upon written notice by the Company to Executive stating that Executive’s employment is being terminated for Cause.

Compensation and Benefits.    If the Company terminates the Executive’s employment for Cause,  the Company will pay Executive any Accrued Amounts owed to Executive as of the termination date.

Death.

Effective Date of Termination.  Executive’s employment will terminate Immediately upon the Executive’s death.

Compensation and Benefits.  If the Executive dies during the Term, the Company will pay Executive’s designated beneficiary, or his estate if there is no designated beneficiary, the Accrued Amounts, within 30 days following the Executive’s date of death.  Any amounts payable under this Section 7(c)(ii)  are in addition to any payments which the Executive’s designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

Compliance with Code Section 409A.  If any payment under this Section 7 is subject to Code Section 409A, such payment shall be subject to this Section 7(d).  If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event in Sections 7(a) or (c) and if no exception from Code Section 409A applies in whole or in part, the severance or other payments will be made to Executive by the Company on the first day of the seventh month following the date of the Executive’s Separation from Service (the “409A Payment Date”).  Should this Section 7(d) result in a delay of payments to Executive, the Company will begin to make the payments as described in this Section 7, provided that any amounts that would have been payable earlier but for the application of this Section 7(d),  will be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by the Company’s primary bank from time to time as its prime rate from the date that payments would otherwise have been made under this Agreement.

8. Executive’s Post-Termination Obligations.

Ownership of Work, Materials and Documents.  The Executive will disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registerable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement.  Whenever requested by the Company, the Executive will execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests.  These obligations continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and are binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.  If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 8(a), the Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8(a) with the same legal force and effect as if executed by the Executive.  Immediately upon the Company’s request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information and any other property or equipment of the Company then within Executive’s possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, is a breach of this Agreement.

Interests to be Protected.  During the course of Executive’s employment, Executive will be exposed to a substantial amount of confidential and proprietary information,

including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”).  Due to Executive’s senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.”  If Executive’s employment is terminated by either party for any reason, Executive promises that Executive will not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly.  Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Executive.  Executive and the Company also acknowledge that because Executive is a senior executive he will have access to information (some of which is Confidential Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which it needs to protect for a period of time after Executive terminates employment.  Additionally, they agree that the covenants in this Section 8 are reasonable and necessary to protect the Company’s legitimate business interests.  Executive and the Company agree that the following restrictive covenants (which together are referred to as the “Executive’s Post-Termination Obligations”) are fair and reasonable and are freely, voluntarily and knowingly entered into.  Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

Judicial Amendment.  If the scope of any provision of Section 8 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law.  The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Section 8 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law.  If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.

Injunctive Relief, Damages and Forfeiture.  Due to the nature of Executive’s position with the Company, and with full realization that a violation of Section 8 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties’ interests, the parties understand and agree that in addition to instituting proceedings to recover damages resulting from a breach of this Agreement,  either party may also seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement.  In any action brought pursuant to this Section 8, the prevailing party will be entitled to an award of attorney’s fees and costs.

Survival.  The provisions of Section 8 survive the termination of this Agreement for a period of two years.

Cooperation; No Disparagement.  During the Period of Executive’s Post-Termination Obligations, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company.  In consideration for such cooperation, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Monthly Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts.    Additionally, at all times after the Executive’s employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO’s direct reports, and no other employees)  and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

9. General Provisions

Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

Assignment by Company.  Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder.  Upon any consolidation, merger or transfer of assets and assumption, the term “Company” means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.

Entire Agreement.  This Agreement and any agreements concerning equity compensation or other benefits, embody the parties’ complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive.   This Agreement may be amended only in writing executed by the Company and Executive.

Governing Law.  Because the Company is a Colorado corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party,  this Agreement will be deemed entered into by the Company and Executive in Colorado.  The law of the State of Colorado will govern the interpretation and application of all of the provisions of this Agreement.

Notice.  Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:Gold Resource Corporation
2886 Carriage Manor Point
Colorado Springs, CO 80906
Attention:  Chief Executive Officer

if to Executive:John Labate
10994 Twin Cubs Trail
Littleton, CO 80125

Withholding; Release.  All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.  The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), is subject to Company receiving from Executive a mutually agreeable release, and compliance by Executive with the covenants set forth in Section  8 above.

Non-Waiver; Construction; Counterparts.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement,  will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party.  This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

Successors and Assigns.  This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees.  Nothing in this Agreement will be construed to provide any right to any other entity or individual.

Indemnification.  The Company agrees to indemnify the Executive to the fullest extent provided under the Company’s Articles of Incorporation and By-Laws, on the same terms and conditions as indemnification is generally provided to the Company’s officers and directors, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive is not entitled to indemnification under this Section 8(i) relating to any claims, actions, suits or proceedings arising from his breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

GOLD RESOURCE CORPORATION, a Colorado corporation

By: /s/ Jason Reid

Name: Jason Reid

Title: Chief Executive Officer and President

EXECUTIVE

By: /s/ John Labate

John Labate